Registration No. 333-174871

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-174871

UNDER

THE SECURITIES ACT OF 1933

Patheon Inc.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Patheon Pharmaceutical Services Inc. 4721 Emperor Boulevard, Suite 200 Durham, NC	27703
(Address of Principal Executive Offices)	(Zip Code)

2011 Amended and Restated Incentive Stock Option Plan

(Full Title of the Plans)

Michael E. Lytton

Executive Vice President, Corporate Development

and Strategy, and General Counsel

Patheon Inc.

c/o Patheon Pharmaceuticals Services Inc.

4721 Emperor Blvd., Suite 200

Durham, NC 27703

(919) 226-3325

(Name and Address of Agent For Service)

(978) 370-2700

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (No. 333-174871) (the “Registration Statement”), filed with the Securities and Exchange Commission on June 13, 2011, of Patheon Inc. (the “Registrant”) pertaining to the registration of certain shares of the Registrant’s restricted voting shares (“Registrant Restricted Voting Shares”) issuable under the Registrant’s 2011 Amended and Restated Incentive Stock Option Plan (the “Plan”).

On November 18, 2013, the Registrant entered into an Arrangement Agreement with JLL/Delta Patheon Holdings, L.P., a limited partnership (“Newco”) under which the Registrant would be taken private pursuant to a court-approved plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act. Newco is sponsored by an entity controlled by JLL Partners, Inc. (“JLL”) and Koninklijke DSM N.V. (“DSM”). As a result of the Arrangement, the Registrant became an indirect, wholly-owned subsidiary of JLL and DSM.

Pursuant to the Arrangement, all of the outstanding options to purchase Registrant Restricted Voting Shares issued under the Plans that had an exercise price less than US$9.32 per Restricted Voting Share were converted automatically into the right to receive US$9.32 minus the exercise price of the options. All options with an exercise price equal to or greater than US$9.32 per Restricted Voting Share were cancelled without any consideration.

As a result of the Arrangement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, to deregister all of the securities which remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Durham, State of North Carolina on the 11th day of March, 2014.

PATHEON INC.

By:	/s/ Michael E. Lytton
Executive Vice President, Corporate Development and Strategy and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Mullen James C. Mullen	Director, Chief Executive Officer (Principal Executive Officer)	March 11, 2014

/s/ Stuart Grant Stuart Grant	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	March 11, 2014

/s/ Dean F. Wilson Dean F. Wilson	Vice President, Corporate Controller (Principal Accounting Officer)	March 11, 2014

/s/ Daniel Agroskin Daniel Agroskin	Director	March 11, 2014

/s/ Michel Lagarde Michel Lagarde	Director	March 11, 2014

/s/ Paul S. Levy Paul S. Levy	Director	March 11, 2014

/s/ Nicholas O’Leary Nicholas O’Leary	Director	March 11, 2014

/s/ Brian G. Shaw Brian G. Shaw	Director	March 11, 2014

/s/ David E. Sutin David E. Sutin	Director	March 11, 2014

/s/ Joaquin B. Viso Joaquin B. Viso	Director	March 11, 2014

/s/ Derek Watchorn Derek Watchorn	Director	March 11, 2014